EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                 TO THE AMENDED
                          CERTIFICATE OF INCORPORATION
                            OF BERG ELECTRONICS CORP.


     The undersigned, being the Secretary of Berg Electronics Corp., a Delaware corporation (the "Corporation") does hereby certify:

     FIRST: The name of the Corporation is Berg Electronics Corp.

     SECOND: The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 4, 1992.

     THIRD: The First Paragraph of Article FOURTH of the Amended Certificate of Incorporation is hereby amended to read in its entirety as follows:

     "FOURTH: The total number of shares of all classes of Capital Stock which the Corporation shall have authority to issue is 155,500,000 shares consisting of (a) 28,500,000 shares of a class designated as Preferred Stock, par value $.01 per share ("Preferred Stock"); (b) 120,000,000 shares of a class designated as Common Stock, par value $.01 per share ("Common Stock"); and (c) 7,000,000 shares of a class designated as Class A Common Stock, par value $.01 per share ("Class A Common Stock")."

      All of the designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock, the Common Stock and the Class A Common Stock set forth in the Amended Certificate of Incorporation of the Corporation currently existing shall remain unaltered or modified by this Amendment.

     FOURTH: The aforesaid Amendment to the Amended Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors. Thereafter, the Stockholders have approved the Amendment at the Annual Meeting in accordance with the Proxy Statement sent to all Shareholders prior to such meeting.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed pursuant to Section 103(a)(2) of the General Corporate Law of the State of Delaware by the undersigned duly authorized officer of the Corporation as of the 28th day of May, 1998.

                                          BERG ELECTRONICS CORP.


                                          By:
                                             ----------------------------------
                                             W. Thomas McGhee, Secretary



                                     1